UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2

Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933
__________________

YOUR WAY HOLDING CORP.
(Name of small business issuer in its charter)
__________________

Colorado	2000	20-8510684
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5220 S. Ulster Street #2221
Greenwood Village, Colorado 80111
(720) 272-5211
 (Address and telephone number of principal executive offices and principal place of business)

Lynn M. Vagi
5220 S. Ulster Street #2221
Greenwood Village, Colorado 80111
(720) 272-5211
 (Name, address and telephone number of agent for service)

Copies to: With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650
Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registratio n statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	1,230,000	$0.25	$307,500	$20.00
Total	1,230,000	$0.25	$307,500	$20.00
__________
  (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January     , 2008

YOUR WAY HOLDING CORP.

1,230,000
Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of Your Way Holding Corp. of up to 1,230,000 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.   Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

*  Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January       , 2008

 The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by Your Way Holding Corp. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Your Way Holding Corp.,” “we,” “us,” and “our,” refer to Your Way Holding Corp., a Colorado corporation and our wholly-owned subsidiary.

Our Company

Your Way Holding Corp. was incorporated in the State of Colorado on February 21, 2007.

We develop, own, and operate a catering business in Colorado through our subsidiary, Your Way Gourmet, Inc. We have no definitive plans to be involved in any other activities at the present time other than our catering business.

Through our catering business, we organize and cater a number of different events, from cocktail parties, to buffets of various kinds, to multi-course plated dinners.

On February, 2007, we issued 21,880,000 restricted common shares for cash and past services.

In June, 2007, we issued 30,000 restricted common shares for cash:

In September and October, 2007, we completed a private placement offering of our common shares under the provisions of Rule 504 and analogous Colorado securities laws. We raised a total of $25,000 in this private placement offering and sold a total of 100,000 shares.

Our headquarters are located at 5220 S. Ulster Street , #2221, Greenwood Village, Colorado 80111. Our phone number at our headquarters is (720)272-5211. Our fiscal year end is October31.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	22,010,000 shares(1)
Common stock offered by the selling stockholders	1,230,000 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
_____________
(1)	Shares of common stock outstanding as of November 30, 2007.

RISK FACTORS

You should carefully consider the following risk factors, together with the information contained in the prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below may not e the only risks relevant to your determination.  Instead, these are the risks that we believe most material to your decision.

RISKS ASSOCIATED WITH OUR COMPANY:

We are recently formed, have no operating history, and have never been profitable.  As a result, we may never become profitable, and, as a result, we could go out of business.

We were formed as a Colorado business entity in February, 2007. At the present time, we are recently formed and have never been profitable. There can be no guarantee that we will ever be profitable. From our inception on February 21, 2007 through October 31, 2007, we generated $6,434 in revenue. We had a net loss of $24,045 for this period. Our sales depend upon the number of customers we can generate.  We cannot guarantee we will ever develop a substantial number of customers. Even if we develop a substantial number of customers, there is no assurance that we will become a profitable company. We may never become profitable, and, as a result, we could go out of business.

Because we had incurred operating losses from our inception, our accountants have expressed doubts about our ability to continue as a going concern.

For the period ended October 31, 2007, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to begin active operations;

•	our ability to locate clients who will purchase our catering services; and

•	our ability to generate revenues.

Based upon current plans, we may incur operating losses in future periods because we may, from time to time, be incurring expenses but not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have a limited operating history, based upon limited revenues and a lack of profitability. These factors make it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be continue to incur losses, which may result in a decline in our stock price.

We have a lack of liquidity and will need additional financing in the future. Additional financing may not be available when needed, which could delay, indefinitely postpone, or prevent our successful development.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our proposed operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. We will look at both equity and debt financing, including loans from our principal shareholder. However, at the present time, we have no definitive plans for financing in place, other than the funds which may be loaned to us by Ms. Vagi, our President. In the event that we need additional capital, Ms. Vagi has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

As a company with no operating history, we are inherently a risky investment.

We have no operating history. Because we are a company with no history, the operations in which we engage in, the catering business, is an extremely risky business. An investor could lose his entire investment.

Because we are small and do not have much capital, we must limit our operations. A company in our industry with limited operations has a smaller opportunity to be successful.

Because we are small and do not have much capital, we must limit our operations. We must limit our operations to the Denver, Colorado metropolitan area as the only geographical area in which we operate. Because we may have to limit our operations, we may not generate sufficient sales to make a profit. If we do not make a profit, we may have to suspend or cease operations.

Our operations are subject to our ability to successfully market our services. We have no substantial history of being able to successfully market our services.

Our operations will depend, among other things, upon our ability to develop and to market our catering business to clients. Further, there is the possibility that our operations will not generate income sufficient to meet operating expenses or will generate income, if any, at rates lower than those anticipated or necessary to sustain the investment. An investor could lose his entire investment.

There are factors beyond our control which may adversely affect us.

Our operations may also be affected by factors which are beyond our control, principally general market conditions and changing client preferences.  Any of these problems, or a combination thereof, could have affect on our viability as an entity. We may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

Intense competition in our market could prevent us from developing revenue and prevent us from achieving annual profitability. In either situation, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

The catering industry is highly competitive with respect to price and service. There are numerous competitors, many well-established, including national, regional and local organizations possessing substantially greater financial, marketing, personnel and other resources than we do. There can be no assurance that we will be able to respond to various competitive factors affecting the catering industry. The catering industry is also generally affected by changes in client preferences, national, regional and local economic conditions and demographic trends. The performance of catering may also be affected by factors such as demographic considerations, and the type, number and location of competing operations. In addition, factors such as inflation, increased labor and employee benefit costs and a lack of availability of employees may also adversely affect our industry in general and our operations in particular.   Wecannot guarantee that we will be able to successfully compete.

Our success will be dependent upon our management’s efforts. We cannot sustain profitability without the efforts of our management.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of Ms. Vagi, our President, would harm our operations. We have no written employment agreements with Ms. Vagi. We have not obtained key man life insurance on the lives of any of our officers or directors.

We have no experience as a public company.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

Our stock has no public trading market and there is no guarantee a trading market will ever develop for our securities.

There has been, and continues to be, no public market for our common stock. An active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

*    actual or anticipated fluctuations in our operating results;

*    changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

*    changes in market valuations of other companies, particularly those that market services such as ours;

*    announcements by us or our competitors of significant innovations,  acquisitions, strategic partnerships, joint ventures or capital commitments;

*    introduction of product enhancements that reduce the need for our products;

*    departures of key personnel.

Of our total outstanding shares as of November 30, 2007, a total of 20,780,000, or approximately 94.4%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Applicable SEC rules governing the trading of “Penny Stocks” limit the liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock is currently not quoted in any market. If our common stock becomes quoted, we anticipate that it will trade well below $5.00 per share. As a result, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock

The over-the-counter market for stock such as ours is subject to extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Resale Limitations imposed by most states will limit the ability of our shareholders to sell their securities unless they are Colorado residents.

The only state in which we plan to register this offering is Colorado. As a result, our selling shareholders may be limited in the sale of their Shares. The laws of most states require either an exemption from prospectus and registration requirements of the securities laws to sell their shares or registration for sale by this prospectus. These restrictions will limit the ability of non-residents of Colorado to sell the securities. Residents of other states must rely on available exemptions to sell their securities, such as Rule 144, and if no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time. Shareholders of states other than Colorado should consult independent legal counsel to determine the availability and use of exemptions to re-sell their securities.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

         These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of November 30, 2007, there were fifty-nine record holders of our common stock and there were 22,010,000 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

♦	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

♦
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

♦	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

♦	contains a toll-free telephone number for inquiries on disciplinary actions;

♦	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

♦	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

♦	the bid and offer quotations for the penny stock;

♦	the compensation of the broker-dealer and its salesperson in the transaction;

♦	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

♦	monthly account statements showing the market value of each penny stock held in the customer's account.

            In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

      We have no outstanding stock options or other equity compensation plans.

Reports

Once our registration statement under Form SB-2 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

           The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.

Dividend Policy

 We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

   The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

The following table provides selected financial data about us from inception (February 21, 2007) through October 31, 2007.  For detailed financial information, see the audited Financial Statements included in this prospectus.

Balance Sheet Data: at October 31,2007

Cash	$14,691
Total assets	$15,153
Total liabilities	$12,788
Shareholders' equity	$2,365

Operating Data: at October 31,2007

Revenues	$6,434
General and administrative expenses	$25,149
Net Income(Net Loss)	$(24,045)

Results of Operations.

From our inception on February 21, 2007 through October 31, 2007, we generated $6,434 in revenue. This is not a full fiscal year. As a result we have a limited operating history upon which to evaluate our business. We had a net loss of $24,045 for this period.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a catering company and our ability to generate revenues.

Our cost of goods sold was $5,042 for the period from February 21, 2007 through October 31, 2007, which gave us a gross profit of $1,392.

General and administrative expenses for the period from February 21, 2007 through October 31, 2007 was $25,149. The major components of general and administrative expenses include legal, consulting, and accounting fees and license fees.

As a result of the foregoing, we had a net loss of $24,045 for the period from February 21, 2007 through October 31, 2007.

Because we do not pay salaries, and our major professional fees have been paid for the year, operating expenses are expected to remain fairly constant.

To try to operate at a break-even level based upon our current level of proposed business activity, we believe that we must generate approximately $35,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Ms. Vagi has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services or products, appropriate responses to competitive pressures, or the acquisition of complementary businesses, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources.

As of October 31, 2007, we had cash or cash equivalents of $14,691.

Net cash used for operating activities was $22,884 from our inception on February 21, 2007 through October 31, 2007.

Cash flows used in investing activities were $470 from our inception on February 21, 2007 through October 31, 2007.

Cash flows provided by financing activities were $38,045 from our inception on February 21, 2007 through October 31, 2007.  These cash flows were all related to sales of stock and loans.

Over the next twelve months we do not expect any material our capital costs to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months In the event that we need additional capital, Ms. Vagi has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

Our principal source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the U.S. economy, particularly the economy in Denver, Colorado. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully develop a catering business and our ability to generate revenues.

 In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients for our services and, consequently, our sales. If we succeed in developing clients for our services and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Plan of Operation.

Our plan for the twelve months beginning January 1, 2008 is to operate at a profit or at break even. We are currently in operation and have been since our inception.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable is not directly dependent on anything except our ability to develop sufficient revenues. We believe that we can achieve profitability as we are presently organized with sufficient business. Our principal cost will be marketing our product. At this point, we do not know the scope of our potential marketing costs but will use our existing resources to market our catering services. Our resources consist of our available cash and advances from Ms. Vagi, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources

            Currently, we believe that we have sufficient capital to implement our proposed business operations or to sustain them through December 31, 2008. If we can become profitable, we could operate at our present level indefinitely. To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we plan to operate from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $35,000 in sales per year to be profitable.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $35,000 in revenue per year. However, if our forecasts are inaccurate, we may need to raise additional funds. Our resources consist of our available cash and advances from Ms. Vagi, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

Other than advances from Ms. Vagi, who has agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes, there is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

            We also are planning to rely on the possibility of referrals from catering clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied catering clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements.

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality.

We do not expect our revenues to be impacted by seasonal demands for our services.

DESCRIPTION OF BUSINESS

General Information

Your Way Holding Corp. was incorporated in the State of Colorado on February 21, 2007. We develop, own, and operate a catering business in Colorado through our subsidiary corporation, Your Way Gourmet, Inc. We have no definitive plans to be involved in any other activities at the present time other than our catering business.

Through our catering business, we organize and cater a number of different events, from cocktail parties, to buffets of various kinds, to multi-course plated dinners.

On February, 2007, we issued 21,880,000 restricted common shares for cash and past services.

In June, 2007, we issued 30,000 restricted common shares for cash:

In September and October, 2007, we completed a private placement offering of our common shares under the provisions of Rule 504 and analogous Colorado securities laws. We raised a total of $25,000 in this private placement offering and sold a total of 100,000 shares.

Our headquarters are located at 5220 S. Ulster Street, #2221, Greenwood Village, Colorado 80111. Our phone number at our headquarters is (720)272-5211. Our fiscal year end is October 31.

Overview of our Operations

We plan to develop our operations to appeal to two different customer segments. The first segment is social catering, which is composed of individuals who contract for private events, such as cocktail parties and buffet dinners. The other segment is business catering, which is composed of companies which use catering services primarily for breakfasts, lunches and meetings.

We use the term social catering to describe catering for individuals hosting a special event such as a cocktail party, holiday dinner, or private buffet. These events are generally held in private homes. Such customers generally seek caterers who offer high-end food products as well as service for hors d'oeuvres and related activities. Customers generally contract for evening or weekend events involving dinner or cocktail parties.

We use the term business catering to describe customers seeking food service for meetings and breakfast and lunch delivery, primarily in a business setting. These customers generally seek convenience and reliability. However, they are generally also attracted to gourmet quality food products which cannot be found in conventional take-out restaurants.

Our sales are generated for individual events. The more events we hold, the more sales we generate. Our typical sale per event for a social catering is $1,800. Our typical sale per event for a business catering is $400. Our plan is to attempt to generate as many events as possible with our current resources. We have four full-time employees, including our two officers and directors. We do not plan to hire additional employees at this time, but we typically hire part-time help as needed on an individual event basis.

We believe that the catering industry is thriving industry and has been steadily growing for the past thirty years. The catering industry is a subset of the restaurant industry and has been termed the accommodation and food services sector. The catering industry comprises establishments primarily engaged in providing single event-based food services. The catering industry is experiencing strong growth according to the trade journal Specialty Food News, which states that off-premise catering is the second biggest growth sector, second only to home meal replacement.
According to the National Catering industry, the number of catering companies is currently approximately 46,000 caterers nationally.

We plan to target social catering customers in select, upscale metropolitan Denver areas such as Cherry Hills Village, Cherry Creek, Perry Park, Castle Pines, Greenwood Village, and Washington Park. These areas have been chosen based on their proximity to us and the area's relative affluence.  Upper-income households are most likely to host catered events. Furthermore, these areas typically contain homes which are spacious and suitable for entertaining.

We also believe that we must provide a high level of service for our customers. We believe that it is our responsibility to make certain that our products and services are satisfying for our catering customers.

Operations, Management and Employees

We believe that initially operating from one location will be central to our overall success. Our plan is to concentrate our operations in the Denver Metropolitan area. With the proceeds of the minimum offering, we plan to operate our catering business. With the maximum proceeds, we can expand the number of events. We have no plans to operate in additional locations.

We have one full-time employee, our President. As we expand, we intend to hire additional employees. However, we have no present plans to do so. We typically hire part-time help as needed from time to time for specific events.

While our Ms. Vagi has had extensive catering experience, we must eventually recruit additional personnel. We will strive to maintain quality and consistency through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, customer service, and maintenance of our facilities. We believe that we will be able to attract high quality, experienced personnel by paying competitive wages and salaries.

Marketing and Promotion

We plan to market through direct contact with prospective customers. We have no sales representative who solicit potential clients. However, Ms. Vagi plans to use her contacts to generate the initial customers and will attempt to develop repeat business from catering events.

Patents and Trademarks

We do not currently have any patent or trademark protection. If we determine it is feasible to file for such trademark protection, we still have no assurance that doing so will prevent competitors from using the same or similar names, marks, concepts or appearance.
Competition

The catering industry, in general, is intensely competitive. It is a fragmented industry, with no one company, or groups of companies in control. The relationships are typically local and based upon providing quality service and products. Generally, we compete with a number of local caterers, all of whom are larger and better-financed than we are. We must rely upon our contacts, referrals from customers, and repeat business to be successful.

In general, we expect our primary competition to be from established local caterers. We believe that our products and services are more attractive to our customers than our competitors because we can provide immediate response, with no long lead time. We also believe that we offer our customers flexibility and cost savings because our overhead is lower than many of our competitors. However, we cannot guarantee that we will be able to successfully compete.

Government and Industry Regulation

We are subject to regulation as to our food service by health authorities. We do not believe this regulation is material. Otherwise, we are not subject to any material government or industry regulation.

Employees and Employment Agreements

We have one full-time employee, our President. As we expand, we intend to hire additional employees. However, we have no present plans to do so. We typically hire part-time help as needed from time to time for specific events.. We reimburse our officers and directors for any out-of-pocket expenses they incur on our behalf. In addition, in the future, we may approve additional payment of salaries for our management, but currently, no such plans have been approved. We do not currently pay for vacation, holidays or provide major medical coverage. None of our officers or directors is a party to any employment agreement.

DESCRIPTION OF PROPERTY

We currently occupy approximately 300 square feet of office space which we rent from our President and largest shareholder on a month-to-month basis, currently without charge. This space is considered to be sufficient for us at the present time. We also own several items of office equipment and may acquire additional equipment in the future but have no plans to do so at this time. From time to time, we rent catering kitchen facilities for specific catering projects.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by the stockholders to a term of one year and serves until his successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no committees. Each person listed below is also a director.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)

Lynn M. Vagi	33	President, Chief Executive
5220 S. Ulster Street #2221		Officer, Treasurer, and
Greenwood Village, CO 80111		Chief Financial Officer

Donald R. Stoltz	52	Secretary
5220 S. Ulster Street #2221
Greenwood Village, CO 80111

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. These officers and directors are our only officers, directors, promoters and control persons. Neither is related to the other. Neither can be considered to be independent directors.

Background Information about Our Officers and Directors

Lynn M. Vagi has been our President and a Director since our inception. From 2004 to the present, she has been involved in the hospitality business at McCormick and Schmick’s in various service capacities. From 2002 to 2005, she was a Veterinary Technician at the Douglas County Animal Hospital. From 2003 to 2005, she also worked at Del Frisco’s restaurant as Sous Chef. In 2003, she also worked at Rock Yard Brewery, as Executive Chef, in Castle Rock, Colorado. Ms. Vagi attended Shelby State University, in Memphis, Tennessee.

Donald R. Stoltz has been President of DRS Construction and Management Inc., a private construction firm from 1985 to the present. His firm has been involved in the completion of numerous Commercial and Residential Projects through out the Denver Metro area. From 1999 to 2002, Mr. Stoltz  held a liquor license in  Aurora Colorado, where he was a part owner of  a Sports Bar/Night Club.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of November 30, 2007, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 22,010,000 common shares were issued and outstanding as of November 30, 2007.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Lynn M. Vagi	21,000,000	95.4%
5220 S. Ulster Street # 2221
Greenwood Village CO 80111

Donald R. Stoltz	15,000	0.006%
Greenwood Village, CO 80111

All Officers and Directors as a Group	21,015,000	95.5%
(two persons)
    ___________________
      (1)  All shares owned of record.

Executive Compensation

Our officers and directors do not receive any compensation for their services rendered to us, nor have they received such compensation in the past.  As of the date of this registration statement, we have no funds available to pay the officers and directors.  Further, the officers and directors are not accruing any compensation pursuant to any agreement with us. We have no plans to pay any compensation to our officers or directors in the future.

 None of our officers and directors will receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement our business plan outlined herein.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently occupy approximately 300 square feet of office space which we rent from our President and largest shareholder on a month-to-month basis, currently without charge.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share, to have such classes and preferences as our Board of Directors may determine from time to time. As of November 30, 2007, we had  22,010,000 shares of Common Stock issued and outstanding. No Preferred Stock has been issued or is outstanding as of the date hereof.

Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this
Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends.  Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering %
Baer, Mark Alma	2,000	2,000	-0-	-0-
Benz, Linda	2,000	2,000	-0-	-0-
Blackford, Rodney G.	2,000	2,000	-0-	-0-
Blythe, Richard	2,000	2,000	-0-	-0-
Bolton, Robert A.	2,000	2,000	-0-	-0-
Cluck, James W.	2,000	2,000	-0-	-0-
Cody, Pat	2,000	2,000	-0-	-0-
Cox, Tamela J.	2,000	2,000	-0-	-0-
Firmine, Jr., Eugene R.	2,000	2,000	-0-	-0-
Haag, DeeAnn	2,000	2,000	-0-	-0-
Haag, Gerard	2,000	2,000	-0-	-0-
Jansen, Leslie A.	2,000	2,000	-0-	-0-
Jansing, Carolyn	2,000	2,000	-0-	-0-
Jansing, Philip B.	2,000	2,000	-0-	-0-
Jones, Judith E.	2,000	2,000	-0-	-0-
Jones, Mark C.	2,000	2,000	-0-	-0-
Jones, Rebecca J.	2,000	2,000	-0-	-0-
Keith, Hollis and Wanda	2,000	2,000	-0-	-0-
Krug, Karen	2,000	2,000	-0-	-0-
Kucera, John D.	2,000	2,000	-0-	-0-
Lyons, Peter	2,000	2,000	-0-	-0-
Martin, Brett R.	2,000	2,000	-0-	-0-
Martin, Derek J.	2,000	2,000	-0-	-0-
Martin, Grant R.	2,000	2,000	-0-	-0-
Martin, Jade E.	2,000	2,000	-0-	-0-
Meriah Excavation	2,000	2,000	-0-	-0-
Morenz, Gary W.	2,000	2,000	-0-	-0-
Morton, Jr., Michael W.	2,000	2,000	-0-	-0-
Murphy, Dennis C.	2,000	2,000	-0-	-0-
Myers, David A.	2,000	2,000	-0-	-0-
Racey, J. Stewart	2,000	2,000	-0-	-0-
Rostad, Wayne D.	2,000	2,000	-0-	-0-
Rowton, Marvin D.	2,000	2,000	-0-	-0-
Rowton, Sr., Marvin D.	2,000	2,000	-0-	-0-
Rudden, Dan	2,000	2,000	-0-	-0-
Scanlan, Michael J.	2,000	2,000	-0-	-0-
Schempp, Brian	2,000	2,000	-0-	-0-
Schuman, Kurt D.	2,000	2,000	-0-	-0-
Stegink, Calvin L.	2,000	2,000	-0-	-0-
Stegink, Carol L.	2,000	2,000	-0-	-0-
Sump, Brian M.	2,000	2,000	-0-	-0-

Vora, Kuntal	2,000	2,000	-0-	-0-
Vora, Robin	2,000	2,000	-0-	-0-
Wilcox, Kevin	2,000	2,000	-0-	-0-
Wilcox, Robert	2,000	2,000	-0-	-0-
Wilcox, Troy	2,000	2,000	-0-	-0-
Wilkinson, Boyd	2,000	2,000	-0-	-0-
Wilkinson, Mickey	2,000	2,000	-0-	-0-
Wilkinson, Rosemarie	2,000	2,000	-0-	-0-
Young, Michael S.	2,000	2,000	-0-	-0-
Lynn M. Vagi	220,000	220,000	20,780,000	94.4%
David Wagner &
Associates, P.C. (3)	400,000	400,000	-0-	-0-
Edwards Investments, LLC(4)	400,000	400,000	-0-	-0-
Dennis C. Murphy	50,000	50,000	-0-	-0-
J.D. Kish	15,000	15,000	-0-	-0-
Donald R. Stoltz	15,000	15,000	-0-	-0-
Todd Sheehan	10,000	10,000	-0-	-0-
CZK, LLC(5)	10,000	10,000	-0-	-0-
Douglas and Ruth Ann Zueger	10,000	10,000	-0-	-0-
Total	1,230,000	1,230,000
________________

 (1) All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of November 30, 2007, based upon information provided by the selling stockholders or otherwise known to us.
(2)   Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.
(3) The company is owned by David Wagner..
(4) This company is owned by John Edelmann.
(5) This company is owned by Chris Zueger.

 PLAN OF DISTRIBUTION

These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. Initially, the shares will be priced at $0.25 per share, which was the most recent price paid for the shares. The prices at which the selling shareholders may sell the shares once the shares begin trading in a public market will thereafter be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties or otherwise. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

♦	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

♦	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

♦	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

♦	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

♦	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

♦	through the writing of options, whether such options are listed on an options exchange or otherwise;

♦	an exchange distribution in accordance with the rules of the applicable exchange;

♦	privately negotiated transactions;

♦	short sales;

♦	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

♦	a combination of any such methods of sale; and

♦	any other method permitted pursuant to applicable law.

♦	The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS.

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. This firm owns 400,000 shares of our common stock.

EXPERTS

Our financial statements for the year ended October 31, 2007, in this prospectus have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of Your Way Holding Corp. commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Your Way Holding Corp
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

 With Independent Accountant’s Audit Report

For the period February 21, 2007 (Inception) Through October 31, 2007

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Your Way Holding Corp.
Greenwood Village, Colorado

I have audited the accompanying consolidated balance sheet of Your Way Holding Corp. (a development stage company) as of October 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from February 21, 2007 (inception) through October 31, 2007. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Your Way Holding Corp. as of October 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from February 21, 2007 (inception) through October 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                        /s/ Ronald R. Chadwick, P.C.
December 5, 2007                                                RONALD R. CHADWICK, P.C.

Your Way Holding Corp
(A Development Stage Company)
Consolidated Balance Sheet
at October 31, 2007

ASSETS

Current Assets - Cash	$14,691

Property, Plant, & Equipment
Office equipment (net of $8 depreciation)	$462

TOTAL ASSETS	$15,153

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

LIABILITIES

Interest payable	$288
Current portion notes payable	12,500

Total current liabilities	12,788

Long-Term Liabilities	-

TOTAL LIABILITIES	$12,788

SHAREHOLDERS' EQUITY
Preferred stock, par value $.10 per share; Authorized
1,000,000 shares; issued and outstanding -0- shares.	-

Common Stock, par value $.001 per share; Authorized
50,000,000 shares; issued and outstanding 22,010,000 shares.	22,010

Capital paid in excess of par value	4,400

Deficit accumulated during the development stage	(24,045)

TOTAL SHAREHOLDERS' EQUITY	2,365

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,153

The accompanying notes are an integral part of these financial statements.

Your Way Holding Corp.
(A Development Stage Company)
Consolidated Statement of Operations
For the period February 21, 2007 (Inception) through October 31, 2007

Revenue (net of $126 refunds)	$6,434

Cost of goods sold	5,042

Gross profit	1,392

General and adminstrative expenses
Accounting	2,500
Bank charges	29
Consulting	865
Depreciation	8
Dues	85
Legal	21,500
Licenses and fees	119
Office	43

Total General and administrative expenses	25,149

(Loss) before other expenses	(23,757)

Other expenses - interest	(288)

Net (Loss)	(24,045)

Basic and Fully Diluted (Loss) Per Share	(0.00)

Weighted Average Common Shares
Outstanding	21,907,778

The accompanying notes are an integral part of these financial statements.

Your Way Holding Corp.
(A Development Stage Company)
Consolidated Statement of Cash Flows
For the period February 21, 2007 (Inception) through October 31, 2007

Net (Loss)	$(24,045)
Adjustments to reconcile decrease in net assets to net cash
provided by operating activities:

Depreciation	8

Stock issued for services	865
Increase in interest payable	288

Net cash (used) in operation activities	(22,884)

Cash flows from investing activities:
Purchase of office equipment	(470)
Advances received from officer	200
Advances paid to officer	(200)

Net cash (used) in investing activities	(470)

Cash flows from financing activities:
Issuance of common stock	25,545
Notes payable	12,500

Net cash provided from financing activities	38,045

Net increase in cash	14,691
Cash at beginning of period	-
Cash at end of period	$14,691

Supplemental disclosure information:
Stock issued for services	$865

Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of these financial statements.

Your Way Holding Corp.
(A Development Stage Company)
Consolidated Statement of Shareholders' Equity

	Number Of		Capital Paid	Retained
	Common	Common	in Excess	Earnings
	Shares Issued (1)	Stock	of Par Value	(Deficit)	Total
Balance at February 21, 2007 (Inception)	-	$-	$-	$-	$-

February 22, 2007 issued 21,000,000
shares of par value $.001 common stock
to founder for services	21,000,000	21,000	(20,500)		500

February 22, 2007 issued 800,000
shares of par value $.001 common stock
for cash of $500 and services valued at
$300 or $.001 per share.	800,000	800	-		800

February 22, 2007 issued 65,000
shares of par value $.001 common stock
for services valued at $65 or $.001 per share	65,000	65	-		65

February 22, 2007 issued 15,000
shares of par value $.001 common stock
for cash of $15 or $.001 per share	15,000	15	-		15

June 13, 2007 issued 30,000
shares of par value $.001 common stock
for cash of $30 or $.001 per share	30,000	30			30

October 31, 2007 issued 100,000
shares of par value $.001 common stock
for cash of $25,000 or $.25 per share	100,000	100	24,900		25,000

Net (Loss)	-	-	-	(24,045)	(24,045)

Balance at October 31, 2007	22,010,000	$22,010	$4,400	$(24,045)	$2,365

(1) As restated for a 42,000 for 1 common share recapitalization on February 22, 2007

The accompanying notes are an integral part of these financial statements.

Your Way Holding Corp.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period February 21, 2007 (Inception) Through October 31, 2007

Note 1 - Organization and Summary of Significant Accounting Policies

ORGANIZATION

Your Way Holding Corp.. (the “Company”), was incorporated as a holding company in the State of Colorado on February 21, 2007. The Company was formed to develop, own, and operate a catering business through its subsidiary, Your Way Gourmet, Inc.

Your Way Gourmet Inc. is a wholly-owned subsidiary of the Company. It was incorporated as a Colorado corporation on February 21, 2007 to organize and cater different events, from cocktail parties, to buffets of various kinds, to multi-course plated dinners as well as any business that is permitted by law, as designated by the board of directors of the Company.

On February 22, 2007, in an acquisition classified as a transaction between parties under common control, Your Way Holding Corp. acquired all the outstanding common shares of Your Way Gourmet, Inc. (21,000,000 shares of Your Way Gourmet, Inc. common shares were issued for 500 common shares of Your Way Gourmet, Inc.), making Your Way Gourmet, Inc. a wholly owned subsidiary of Your Way Holding Corp. The results of operations of Your Way Holding Corp. and Your Way Gourmet Inc. have been consolidated from February 22, 2007 forward..

DEVELOPMENT STAGE

The Company is currently in the developmental stage and has no significant operations to date.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considers demand deposits and highly liquid-debt instruments purchased with maturity of three months or less to be cash equivalents.

Your Way Holding Corp.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period February 21, 2007 (Inception) Through October 31, 2007

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

BASIC EARNINGS PER SHARE

The basic earnings (loss) per common share are computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding at October 31, 2007.

REVENUE RECOGNITION

The Company will be providing food and beverage catering. The revenue is recognized when the product is delivered. As of  October 31, 2007 the Company has had no operations.

Note 2 – Basis of Presentation

In the course of its life the Company has had limited operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management raised minimum capital through a private offering.  Management believes this will contribute toward its operations and subsequent profitability.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Related Party Events

The Company currently has an office located at an address maintained by the President on a rent free basis.

Note 4 – Capital Stock

The Company authorized 50,000,000 shares of .001 par value common stock.  Through October 31, 2007, the Company issued a total of 22,010,000 shares raising $25,545.

On February 22, 2007 the Company issued 21,000,000 shares of $.001 par value common stock to a founder for $500 in services.

Your Way Holding Corp.
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the Period February 21, 2007 (Inception) Through October 31, 2007

Note 4 – Capital Stock (continued)

On February 22, 2007 the Company issued 800,000 shares of $.001 par value common stock for $500 in cash and services valued at $300 or $.001 per share.

On February 22, 2007 the Company issued 65,000 shares of $.001 par value common stock for $ services valued at $65 or $.001 per share.

On February 22, 2007 the Company issued 15,000 shares of $.001 par value common stock for $15 in cash or $.001 per share.

On February 22, 2007 the Company issued 30,000 shares of $.001 par value common stock for $30 in cash or $.001 per share.

On October 31, 2007 as part of a private offering,  the Company issued 100,000 shares of $.001 par value common stock for $25,000 cash or $.25 per share.

The Company authorized 1,000,000 shares of $.10 par value, preferred stock, to have such preferences as the Directors of the Company may assign from time to time. No preferred stock is either issued or outstanding as of October 31, 2007.

The Company has declared no dividends through October 31, 2007.

Note 6 -  Income Taxes

At October 31, 2007, the Company had a tax loss carryforward of $24,061. As of October 31, 2007 the Company has fully allowed for these losses in the valuation allowance. The valuation allowance offset the net deferred tax asset for which there is no assurance of recovery.

The net operating loss carry forward will expire in 2027.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of expense amount

SEC Registration fee	$20
Accounting fees and expenses	$2,500
Legal fees and expenses	$20,000
Printing expenses	$1,000
Miscellaneous	$480	*

TOTAL	$24,000
* Estimated.

Item 26.    Recent Sales of Unregistered Securities

In February, 2007, we issued the following restricted common shares to the following persons and entities at a price of $0.001 for cash and past services:

Name	Number of Shares
Lynn M. Vagi	21,000,000
David Wagner &
Associates, P.C.	400,000
Edwards Investments, LLC	400,000
Dennis C. Murphy	50,000
J.D. Kish	15,000
Donald R. Stoltz	15,000
Total	21,880,000

In June, 2007, we issued the following restricted common shares to the following persons and entities at a price of $0.001 for cash:

Name	Number of Shares
Todd Sheehan	10,000
CZK, LLC	10,000
Douglas and Ruth Ann Zueger	10,000

Total	30,000

In the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933 (“Act”) because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchasers’ consideration for the common stock was determined through arm's-length negotiations between the parties.

In September and October, 2007 we raised $25,000 and sold a total of 100,000 shares in an offering under Section 3(b) including Rule 504 and the analogous Colorado state exemption. We relied upon these exemptions for all investors because of their close relationship to us, the availability of information, and the filing of a Form D. The shares were sold through our officers and directors.

             Under this offering, we issued the following common shares to the following persons and entities for cash at a price of $0.25 per share:

Name	Number of Shares

Baer, Mark Alma	2,000
Benz, Linda	2,000
Blackford, Rodney G.	2,000
Blythe, Richard	2,000
Bolton, Robert A.	2,000
Cluck, James W.	2,000
Cody, Pat	2,000
Cox, Tamela J.	2,000
Firmine, Jr., Eugene R.	2,000
Haag, DeeAnn	2,000
Haag, Gerard	2,000
Jansen, Leslie A.	2,000
Jansing, Carolyn	2,000
Jansing, Philip B.	2,000
Jones, Judith E.	2,000
Jones, Mark C.	2,000
Jones, Rebecca J.	2,000
Keith, Hollis and Wanda	2,000
Krug, Karen	2,000
Kucera, John D.	2,000
Lyons, Peter	2,000
Martin, Brett R.	2,000
Martin, Derek J.	2,000
Martin, Grant R.	2,000

Martin, Jade E.	2,000
Meriah Excavation	2,000
Morenz, Gary W.	2,000
Morton, Jr., Michael W.	2,000
Murphy, Dennis C.	2,000
Myers, David A.	2,000
Racey, J. Stewart	2,000
Rostad, Wayne D.	2,000
Rowton, Marvin D.	2,000
Rowton, Sr., Marvin D.	2,000
Rudden, Dan	2,000
Scanlan, Michael J.	2,000
Schempp, Brian	2,000
Schuman, Kurt D.	2,000
Stegink, Calvin L.	2,000
Stegink, Carol L.	2,000
Sump, Brian M.	2,000
Vora, Kuntal	2,000
Vora, Robin	2,000
Wilcox, Kevin	2,000
Wilcox, Robert	2,000
Wilcox, Troy	2,000
Wilkinson, Boyd	2,000
Wilkinson, Mickey	2,000
Wilkinson, Rosemarie	2,000
Young, Michael S.	2,000
Total	100,000

Item 27.    Exhibits

The following Exhibits are filed with or incorporated by reference to this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description
3.1*	Articles of Incorporation of Your Way Holding Corp.
3.2*	Bylaws of Your Way Holding Corp.
5.1*	Opinion of David Wagner & Associates, P.C.
21.1*	List of Subsidiaries
23.1*	Consent of Independent Auditors
23.2*	Consent of Counsel (See Exhibit 5.1)
_________________

* Previously Filed

Item 28.     Undertakings

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Greenwood, State of Colorado, on January 9, 2008.

YOUR WAY HOLDING CORP.

By:	/s/ Lynn M. Vagi
Lynn M. Vagi, President, Chief Executive Officer, Chief Financial and Accounting Officer, Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/Lynn M. Vagi Lynn M. Vagi	Director	January 9, 2008
/s/Donald R.Stoltz Donald R. Stoltz	Director	January 9, 2008